Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sky Harbour Group Corporation on Form S-1 to be filed on or about March 28, 2022 of our report dated March 28, 2022 on our audits of the consolidated financial statements of Sky Harbour LLC and Subsidiaries as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Current Report on Form 8-K/A [Amendment No. 1] filed on March 28, 2022.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 28, 2022